UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 14A
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                                InterTAN, Inc.
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               (Name of Registrant as Specified in Its Charter)


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                                      ***

                                 NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

James P. Maddox, C.A.                                       September 25, 2003
Vice President and Chief Financial Officer                           IT-04-005
(705) 728-7111

                  INTERTAN MEETS WITH LIBERATION INVESTMENTS


TORONTO, Sept. 25, 2003 -- InterTAN, Inc. (NYSE:ITN; TSX:ITA), a leading consumer electronics retailer of both private label and internationally branded products, announced today that it, Scotia Capital, a leading Canadian investment banking firm and the Company's exclusive financial advisor, and InterTAN's U.S. and Canadian legal and tax advisors, met today at the Company's headquarters with Liberation Investments, Emanuel R. Pearlman, his nominees to the InterTAN board and his advisors. InterTAN and its advisors discussed with Mr. Pearlman and his representatives the status of the Company's evaluation of its strategic alternatives, including the potential migration of the Company to Canada and/or conversion to a Canadian income trust. Scotia Capital for several months has been assisting the Company with such evaluation.

     InterTAN described generally the status of the Company's progress over the last several months in structuring a possible conversion to a Canadian income trust. The Company and its advisors explained that, under current law, the U.S. federal income tax cost to the Company of the preferred conversion method, involving the migration of the Company to Canada, would, at today's stock price, be approximately US$4 million, but that under certain proposed retroactive amendments to U.S. law, such tax cost to InterTAN would be between US$30 and US$40 million. InterTAN stated that its representatives are in discussion with various representatives of the U.S. government concerning the proposed amendments.

     Mr. Pearlman stated that he supports the strategic alternatives the Company is evaluating. He further stated that the Company should immediately announce that it will convert to an income trust, notwithstanding the potential tax cost and other uncertainties surrounding such a transaction. After considering Mr. Pearlman's suggestion, the Company continues to believe that any decision regarding a conversion to an income trust is premature at this time. The Company advised Mr. Pearlman that it would welcome hearing any other suggestions that he or his nominees would like to make.

* * * * * * * * * * * * *

InterTAN, Inc. headquartered in Toronto, operates through approximately 960 company retail stores and dealer outlets in Canada under the trade names RadioShack(R), Rogers AT&T Wireless Communications Express (R) and Battery Plus(R).

Certain information disclosed in this press release, including, among others, statements regarding the Company's future performance, and the Company in general, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as the Company's previously filed periodic reports,

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including its Annual Report on Form 10-K for the 2003 fiscal year. In particular, there can be no assurances that the strategic transactions described above will be effected.

The Company has filed with the Securities and Exchange Commission a preliminary proxy statement, and expects in the near future to file a definitive proxy statement with the Securities and Exchange Commission, containing information about the Company and certain proposals to be presented to a vote of stockholders at its 2003 Annual Meeting. STOCKHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the preliminary proxy statement, and when will be able to obtain a free copy of the proxy statement and other relevant documents when filed, at either www.sec.gov or www.intertan.com.

This release is not a proxy statement. The Company and the directors and certain of the executive officers of the Company may be deemed to be participants in the solicitation of proxies in respect of electing the board of directors of the Company at the 2003 Annual Meeting of stockholders of the Company. Information about these participants and their ownership of InterTAN shares are set forth in the preliminary proxy statement filed by the Company with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement.